Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS RECEIVES
FDA REVIEW LETTER FOR GLIADEL® WAFER

BALTIMORE, MD, March 20, 2002 – Guilford Pharmaceuticals Inc., (NASDAQ: GLFD) announced today that it has received a non-approvable letter from the U.S. Food and Drug Administration (FDA) concerning its supplemental New Drug Application for GLIADEL® Wafer (polifeprosan 20 with carmustine implant) for the treatment of patients with newly diagnosed malignant glioma. In 1996, GLIADEL® Wafer received FDA approval for use during recurrent surgery for glioblastoma multiforme.

The supplemental New Drug Application was based on data from a Phase III, randomized, double-blind, placebo-controlled study conducted at 38 centers in 14 countries, involving 240 patients undergoing initial surgery for malignant glioma. Patients in the study were randomly assigned to receive either GLIADEL® Wafer or placebo wafers. The primary endpoint in the study was overall survival.

Guilford’s analysis of survival indicated that, relative to the placebo group, the GLIADEL® Wafer group had a hazard ratio of 0.71, meaning a 29% reduction in the probability of dying during the trial. Guilford determined that the p value for this treatment effect was p=0.03 using the log rank test, stratified by the country in which treatment was administered.

The FDA’s analysis of survival in the trial indicated that, relative to the placebo group, the GLIADEL® Wafer group had a hazard ratio of 0.77, meaning a 23% reduction in the probability of dying during the trial. In a letter to the Company, the FDA stated: “Trial T-301...was a single, multi-center, randomized, placebo-controlled trial whose primary endpoint failed to reach statistical significance by the protocol-specified log rank test. The analysis of survival, which was the primary endpoint, showed no significant difference between study arms (log rank p=0.08).” While the FDA made other points to support their conclusion, they did not raise any issues concerning the safety of the product.

GLIADEL® Wafer is currently marketed in the United States and 23 other countries for the treatment of recurrent glioblastoma multiforme, and in Canada for the treatment of recurrent and newly diagnosed malignant glioma.

“Guilford intends to continue to market and sell GLIADEL® Wafer for its approved indications. We’re very disappointed by the FDA’s decision, however, we remain committed to pursuing expanded labeling for GLIADEL® Wafer and will work with the FDA to address the issues raised in their letter,” said Craig R. Smith, M.D., Chairman and Chief Executive Officer. “We have requested a meeting with the agency to resolve these issues and will amend our application in an effort to address their concerns. In parallel, we are pursuing regulatory approval of GLIADEL® Wafer in Europe for use in patients with newly diagnosed malignant glioma.”

About GLIADEL® Wafer

GLIADEL® Wafer is a biodegradable wafer, implanted at the time of surgery, that delivers chemotherapy directly to the tumor site, minimizing drug exposure to other areas of the body. GLIADEL® Wafer complements other standard therapies for brain cancer, such as surgery, radiation and traditional intravenous chemotherapy.

A separate double-blind, placebo-controlled Phase III clinical trial was conducted in 32 patients at 5 clinical centers in Scandinavia. In this study, patients received either GLIADEL® Wafer or placebo at the time of their initial diagnosis and surgery for malignant glioma. One year survival in this trial improved by over 50 percent and was 63 percent for GLIADEL® Wafer compared to 19 percent for patients receiving placebo. The results of this study were published in the July 1997 edition of The Journal of Neurosurgery.

Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company targeting the neurological, surgical and critical care markets. The Company’s mission is to develop proprietary biopolymer-based therapeutics for surgeons and novel pharmaceutical products for the diagnosis and treatment of neurological disorders.

For more information about GLIADEL® Wafer, visit www.gliadel.com For more information about Guilford Pharmaceuticals, visit www.guilfordpharm.com

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Contact:	Guilford Pharmaceuticals Inc.
Stacey Jurchison 410.631.5022 or (cell) 410.274-5266

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Registration Statement on Form S-3 filed with the SEC on June 21, 2001 (File No. 333-63576) that could cause the Company’s actual results and experiences to differ materially from anticipated results and expectations expressed in these forward looking statements. Among other things, there can be no assurance that the Company will be successful in obtaining approval to market GLIADEL® Wafer in connection with first surgery for malignant glioma in the United States or elsewhere.